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                                                                    EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have included our report dated May 29, 1998, accompanying the consolidated financial statements of Insurance Management Solutions Group, Inc. and subsidiaries contained in the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Notes 1 and 3 to the consolidated financial statements. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



GRANT THORNTON LLP





Tampa, Florida
June 25, 1998